                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our post-emergence report dated March 28, 1994, except for Notes 1, 6 and 7, which are as of October 12, 1994, and our pre-emergence report dated March 28, 1994, relating to the financial statements of Adience, Inc., appearing on pages F-7 and F-8 of Form 8-K of The Alpine Group, Inc. filed as of October 30, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
Pittsburgh, Pennsylvania
October 30, 1995